November 6, 2006

Securities and Exchange Commission
100 F Street, N.F.,
Washington, D.C. 20549

Re: Kent Financial Services, Inc.

We have read the statements that Kent Financial Services, Inc. has included under Item 4 of the Form 8-K report it has filed on November 3, 2006 regarding the recent change of auditors. We agree with such statements made regarding our firm. We have no basis to agree or disagree with other statements made under Item 4.

Your truly,

/s/ Amper, Politziner & Mattia, P.C.
Edison, New Jersey